Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal First Quarter 2022

First Quarter Revenue Exceeds Management Guidance
Company Encouraged with the Increase in Advertising Demand Following Recent Box Office Success
and Upfront Presentations
Centennial, CO - May 9, 2022 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 47.4% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising network reaching movie audiences in the U.S., announced today consolidated results for the fiscal first quarter ended March 31, 2022.
Q1 2022 Results
Total revenue for the first quarter ended March 31, 2022 increased 564.8% to $35.9 million as compared to $5.4 million for the comparable quarter last year. Operating loss improved to $22.5 million for the first quarter of 2022 from $28.3 million for the first quarter of 2021. Adjusted OIBDA, a non-GAAP measure, improved to negative $6.8 million for the first quarter of 2022 from negative $16.2 million for the first quarter of 2021. Net loss for the first quarter of 2022 was $25.2 million, or $0.31 per diluted share, compared to net loss of $19.4 million, or $0.25 per diluted share, for the first quarter of 2021. As adjusted to exclude the impairment of long-lived assets, loss on the re-measurement of the payable to founding members under the tax receivable agreement and sales force reorganization costs, net loss per diluted share for the first quarter ended March 31, 2022 would have decreased to $0.20 per share and net loss per diluted share for the first quarter ended March 30, 2021 would have increased to $0.27 per share. Adjusted OIBDA, adjusted net loss and adjusted loss per share are non-GAAP measures. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurements.
COVID-19 Pandemic
All of the theaters within our network are open and an increasing number of major motion pictures have been released during the fourth quarter of 2021 and the first quarter of 2022, resulting in the highest attendance numbers within our network since the start of the COVID-19 pandemic. While network attendance increased substantially, it remained below historical first quarter levels due primarily to an approximate 57% decrease in the number of films released versus the first quarter of 2019. Fewer films and lower overall industry attendance resulted in lower in-theater advertising revenue. The movie slate for the remainder of 2022 looks strong due to the addition of major motion pictures that had been delayed in 2020 and 2021 and the reestablishment of exclusive release windows by most studios. As of the release date, less severe variants of the COVID-19 virus continue to circulate throughout the United States and may lead to increased health and safety regulations and restrictions, we do not expect them to have a meaningful impact on consumer movie-going behavior.
Given the lower revenue levels and future market uncertainties, the Company continued to manage its liquidity position through various cost-control measures. Since the beginning of the COVID-19 pandemic, NCM LLC has significantly reduced payroll related costs through a combination of temporary measures as well as permanent headcount reductions of approximately 45% of our workforce as compared to headcount levels prior to the COVID-19 pandemic. Much of NCM LLC's non-employee related operating cost structure is variable based on the level of advertising revenue and theater attendance. Costs such as theater access fees, network affiliate payments and platinum spot revenue share payments were not incurred during periods when the theaters were closed and were reduced for the period of time that attendance and theatrical release schedules were lower than historical levels.

Following the reopening of all of the theaters within our network, release of major motion pictures and the resulting increase in attendance, these costs have increased towards historical levels.
NCM LLC’s cash balance as of March 31, 2022 was $76.2 million. Including the $38.9 million at NCM, Inc, the Company had $115.1 million of cash, cash equivalents and investments as of March 31, 2022.
Dividend
The Company announced today that its Board of Directors has authorized the Company’s quarterly cash dividend of $0.03 per share of common stock. The dividend will be paid on June 7, 2022 to stockholders of record on May 23, 2022. This quarterly dividend will allow the Company to continue to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute substantially all its free cash flow to stockholders through its quarterly dividend. A slightly lower dividend will also provide the Company with increased financial flexibility. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant which includes short-term and long-term impacts to the Company related to the COVID-19 pandemic and restrictions under the NCM LLC Credit Agreement.
From the CEO
Commenting on the Company’s first quarter 2022 operating results and future outlook, NCM CEO Tom Lesinski said, “We are pleased with the strong start to the year with the first quarter exceeding our revenue expectations. The quarter also marks our fourth straight quarter of meaningful year-over-year increases in advertising revenue.”
Mr. Lesinski concluded, “With the launch of NCMx, a state-of-the-art data management and analytics platform, a promising summer movie slate and a successful series of upfront meetings in advance of the start of the television upfront selling season, we are well positioned for significant revenue growth over the next several quarters.”
2022 Outlook
Due to the continued uncertainties related to the COVID-19 pandemic over the near term and the impact of changes in consumer behavior on attendance following the reopening of the theaters, the Company is only providing revenue and Adjusted OIBDA guidance for the second quarter of 2022. The Company expects to earn revenue of $63.0 to $70.0 million and Adjusted OIBDA of $12.5 million to $18.5 million for the second quarter of 2022.
Supplemental Information
Other encumbered theater payments due primarily from AMC associated with Carmike Theaters for the quarter ended March 31, 2022 and April 1, 2021, were $0.2 million and $0.0 million, respectively. These payments were recorded as a reduction of an intangible asset on the Balance Sheet and are not included in operating results or Adjusted OIBDA. No integration payments were earned for either period as the Company generated negative Adjusted OIBDA during these periods.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties May 9, 2022 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-877-407-9716 or for international participants 1-201-493-6779. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern Time, May 23, 2022, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13729360.

About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in the U.S., we unite brands with young, diverse audiences through the power of movies and popular culture. NCM’s Noovie® pre-show is presented exclusively in 50 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,600 screens in over 1,600 theaters in 195 Designated Market Areas® (all of the top 50). NCM Digital and Digital-Out-Of-Home (DOOH) go beyond the big screen, extending in-theater campaigns into online, mobile, and place-based marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 47.4% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events and results of operations, including statements concerning the ultimate impact of the COVID-19 pandemic on the Company and future theater attendance levels, among others. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie® pre-show; 2) the impact of pandemics, epidemics or disease outbreaks, such as the novel coronavirus (COVID-19) and the success of actions taken to mitigate such situations; 3) the availability and predictability of major motion pictures displayed in theaters; 4) increased competition for advertising expenditures; 5) changes to relationships with NCM LLC’s founding members; 6) inability to implement or achieve new revenue opportunities; 7) failure to realize the anticipated benefits of the 2019 amendments to NCM LLC's exhibitor service agreements with Regal and Cinemark; 8) technological changes and innovations; 9) economic conditions, including the level of expenditures on and perception of cinema advertising; 10) our ability to renew or replace expiring advertising and content contracts; 11) reinvestment in our network and product offerings, which may require significant funding and resulting reallocation of resources; 12) fluctuations in operating costs; and 13) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 30, 2021, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which are presented only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Dan Dorenkamp	Pam Workman
800-844-0935	917-749-8048
investors@ncm.com	pam.workman@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended
	March 31, 2022	April 1, 2021
Revenue	$35.9	$5.4
OPERATING EXPENSES:
Advertising operating costs	4.7	1.5
Network costs	2.0	1.8
Theater access fees and revenue share to founding members	17.9	3.1
Selling and marketing costs	10.2	7.7
Administrative and other costs	9.7	10.2
Impairment of long-lived assets	5.8	—
Depreciation expense	2.0	3.3
Amortization of intangibles recorded for network theater screen leases	6.1	6.1
Total	58.4	33.7
OPERATING LOSS	(22.5)	(28.3)
NON-OPERATING EXPENSES:
Interest on borrowings	17.2	14.7
Loss on modification and retirement of debt, net	—	0.4
Loss (gain) on re-measurement of the payable to founding members under the tax receivable agreement	6.4	(1.5)
Other non-operating (income) expense	(0.1)	0.1
Total	23.5	13.7
LOSS BEFORE INCOME TAXES	(46.0)	(42.0)
Income tax expense	—	—
CONSOLIDATED NET LOSS	(46.0)	(42.0)
Less: Net loss attributable to noncontrolling interests	(20.8)	(22.6)
NET LOSS ATTRIBUTABLE TO NCM, INC.	$(25.2)	$(19.4)

NET LOSS PER NCM, INC. COMMON SHARE
Basic	$(0.31)	$(0.25)
Diluted	$(0.31)	$(0.25)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	81,040,652	78,481,355
Diluted	81,040,652	78,481,355

Dividends declared per common share	$0.05	$0.05

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	March 31, 2022	December 30, 2021
Cash, cash equivalents and marketable securities	$115.1	$102.5
Receivables, net	43.0	53.0
Property and equipment, net	14.2	21.3
Total assets	821.6	817.4
Borrowings, gross	1,156.4	1,108.0
Total equity/(deficit)	(421.4)	(383.5)
Total liabilities and equity	821.6	817.4

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Quarter Ended
	March 31, 2022	April 1, 2021
Total Screens (100% Digital) at Period End (1)(5)	20,605	20,658
Founding Member Screens at Period End (2)(5)	16,361	16,434

	Quarter Ended
(in millions)	March 31, 2022	April 1, 2021
Total Attendance for Period (3)(5)	76.0	13.8
Founding Member Attendance for Period (4)(5)	61.0	10.2
Capital Expenditures (6)	$0.8	$2.5

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total attendance within NCM LLC’s advertising network.
(4)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(5)	Excludes screens and attendance associated with certain AMC Carmike theaters for each period presented.
(6)	Includes certain other implementation costs associated with cloud computing arrangements.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended
	March 31, 2022	April 1, 2021
Revenue breakout:
National advertising revenue	$26.3	$3.2
Local and regional advertising revenue	6.1	1.7
Total advertising revenue (excluding beverage)	$32.4	$4.9

Total revenue	$35.9	$5.4

Per attendee data:
National advertising revenue per attendee	$0.346	$0.232
Local and regional advertising revenue per attendee	$0.080	$0.123
Total advertising revenue (excluding beverage) per attendee	$0.426	$0.355
Total revenue per attendee	$0.472	$0.391
Total attendance (1)	76.0	13.8

Other operating data:
Operating loss	$(22.5)	$(28.3)
Adjusted OIBDA (2)	$(6.8)	$(16.2)
Adjusted OIBDA margin (2)	(18.9)%	(300.0)%

Loss per share - basic	$(0.31)	$(0.25)
Loss per share - diluted	$(0.31)	$(0.25)

Adjusted loss per share - diluted (2)	$(0.20)	$(0.27)

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike theaters for all periods presented.
(2)	Adjusted OIBDA, Adjusted OIBDA margin and adjusted loss per share are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
Adjusted OIBDA and Adjusted OIBDA Margin
Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  Adjusted OIBDA represents operating income (loss) before depreciation expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases and non-cash share-based compensation costs, impairment of long-lived assets and redundancy costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation policies, amortization of intangibles recorded for network theater screen leases, non-cash share based compensation programs, redundancy costs, impairments of long-lived assets, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization of intangibles recorded for network theater screen leases, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share-based payment costs, redundancy costs or impairments of long-lived assets. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as an indicator of operating performance, nor should it be considered in isolation of, or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income (loss) is the most directly comparable GAAP financial measure to Adjusted OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
The Company has not provided a reconciliation of the forward-looking non-GAAP Adjusted OIBDA measure to forward-looking GAAP operating income due to the inability to predict the amount and timing of impacts outside of the Company’s control, such as the ongoing COVID-19 pandemic, on certain items, including the timing of revenue and charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant and are difficult to reasonably predict. Accordingly, a reconciliation of this non-GAAP measure is not available without unreasonable effort.

The following table reconciles operating loss to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended
	March 31, 2022	April 1, 2021
Operating loss	$(22.5)	$(28.3)
Depreciation expense	2.0	3.3
Amortization of intangibles recorded for network theater screen leases	6.1	6.1
Share-based compensation costs (1)	1.4	2.7
Impairment of long-lived assets (2)	5.8	—
Sales force reorganization costs (3)	0.4	—
Adjusted OIBDA	$(6.8)	$(16.2)
Total revenue	$35.9	$5.4
Adjusted OIBDA margin	(18.9)%	(300.0)%

Adjusted OIBDA	$(6.8)	$(16.2)
Integration and encumbered theater payments	0.2	—
Adjusted OIBDA after integration and encumbered theater payments	$(6.6)	$(16.2)

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Quarter Ended
	March 31, 2022	April 1, 2021
Share-based compensation costs included in network costs	$0.1	$0.1
Share-based compensation costs included in selling and marketing costs	0.3	0.5
Share-based compensation costs included in administrative and other costs	1.0	2.1
Total share-based compensation costs	$1.4	$2.7

(2)	The impairment of long-lived assets primarily relates to the write down of internally-developed software no longer in use.

(3)	Sales force reorganization costs represent redundancy costs associated with changes to the Company’s sales force implemented during the first quarter of 2022.

Adjusted Net Loss and Loss per Share
Adjusted net loss and loss per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net loss and loss per share are calculated using reported net loss and loss per share and exclude the sales force reorganization costs, impairment of long-lived assets and loss on re-measurement of the payable to the founding members under the tax receivable agreement. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net loss and loss per share should not be regarded as alternatives to net loss and loss per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net loss and loss per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles as reported net loss and loss per share to adjusted net loss and loss per share excluding the impairment of long-lived assets, sales force reorganization costs and loss on re-measurement of the payable to founding members under the tax receivable agreement for the periods presented (dollars in millions):

	Quarter Ended
	March 31, 2022	April 1, 2021
Net loss as reported	$(25.2)	$(19.4)
Impairment of long-lived assets (1)	5.8	—
Sales force reorganization costs (2)	0.4	—
Effect of noncontrolling interests (52.6% and 51.9%, respectively)	(3.3)	—
Effect of provision for income taxes (0.0% and 0.0% blended rates, respectively) (3)	—	—
Loss (gain) on re-measurement of the payable to founding members under the tax receivable agreement (4)	6.4	(1.5)
Net effect of adjusting items	$9.3	$(1.5)
Net loss excluding adjusting items	$(15.9)	$(20.9)

Weighted Average Shares Outstanding as reported
Diluted	81,040,652	78,481,355

Diluted loss per share as reported	$(0.31)	$(0.25)
Net effect of adjusting items	0.11	(0.02)
Diluted loss per share excluding adjusting items	$(0.20)	$(0.27)

(1)	The impairment of long-lived assets primarily relates to the write down of internally-developed software no longer in use.
(2)	Sales force reorganization costs represents redundancy costs associated with changes to the Company’s sales force implemented during the first quarter of 2022.
(3)	The rates utilized to tax effect the adjusting items represent the effective tax rates for the respective periods.
(4)	The loss (gain) on the re-measurement of the payable to the founding members is related to the change in our payable to the founding members under the tax receivable agreement resulting from a change in projected taxable income before TRA deductions for the years ended December 29, 2022 and December 30, 2021.